EXHIBIT 99.1

brooqLy Secures Partnership in Greece with Botilia.gr for “At-Home” Delivery

Palos Hills, Illinois, April 12, 2023: brooqLy, Inc, a technology company, today announced a partnership, for the Greek Market, with Botilia.gr, an awarded platform, specializing in online wine and spirits sales.

This partnership will be the first of its kind for brooqLy as it will allow its global audience to purchase and send Treats to Greek platform users, at their homes, using Botilia.gr’s delivery services. The Agreement signed comes into effect at the end of Q2, 2023.

"We are very honored to partner with Botilia.gr as part of our on-going efforts to provide additional value to our users. Delivery “At-Home” will be our 3rd Treating option (in addition to “Remote Treating” and “In-Shop Treating”) and will allow us to increase our geographical coverage in each market, at  a faster pace”, says Mr. Panos Lazaretos, CEO of brooqLy.

Mr. Angelos Damoulianos, CEO of Botilia.gr, commented “It is a great opportunity for us to expand our reach by partnering with a growing company like brooqLy, whose DNA for good life and excellent service, is very similar to ours. Through its straightforward and easy to use treating platform, anyone in Greece can be treated seamlessly by friends and family throughout the world.”

About brooqLy: brooqLy is a technology company that has developed an innovative platform for consumers, brands, and HORECA shops to connect and interact through a Social Networking experience. Currently the platform enables its users to purchase and send consumer products from collaborating HORECA shops, called “Treats”, to anyone, anywhere, and at any time, in a personalized way. The company aims to upgrade the platform to a holistic “out-of-home entertainment” platform by adding further user-friendly functionalities for its users, in addition to the treating mechanism.

About Botilia.gr: Botilia.gr is awarded as the “Best Online Wine Shop in Greece” for five consecutive years (2019-2023). Its online platform has transformed the “Wine-Purchasing” scene in Greece, giving its users the opportunity to discover and buy the best wines from Greek and international producers, easily and safely. With the use of advanced personalization mechanisms and AI technology, every Botilia.gr user can find wines to suit their personal taste.

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The information contained in this publication does not constitute an offer to sell or solicit an offer to buy the Company’s securities. This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information.  No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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